UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2005

MOLSON COORS BREWING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-14829	84-0178360
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Notre Dame Street East	311 10th Street
Montréal, Québec, Canada, H2L 2R5	Golden, Colorado 80401
(Address of principal executive offices, including Zip Code)

(303) 279-6565 (Colorado)
(514) 521-1786 (Quebec)
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

                On May 11, 2005, the Compensation and Human Resources Committee of Molson Coors Brewing Company (the “Company”) approved target percentages for cash incentive compensation as a percent of salary as follows:  W Leo Kiely III, Chief Executive Officer, 100%, Peter H. Coors, Chairman of Coors Brewing Company, 80%, Timothy V. Wolf, Global Chief Financial Officer, 70%, and Peter Swinburn, President and Chief Executive Officer of Coors Brewers Limited, 60%.

                On May 12, 2005, the Board of Directors of the Company authorized an increase to Mr. Wolf’s annual base salary to $525,000 per year and granted Mr. Wolf 10,000 Restricted Stock Units, which will vest at a rate of 2,000 per year beginning on May 12, 2006.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

                The Company previously disclosed in a Current Report on Form 8-K filed on April 28, 2005 that if Daniel J. O’Neill were re-elected to the Company’s Board of Directors and his synergies and integration plan were approved by the Board at its May 11-12, 2005 meeting, Mr. O’Neill would resign from the Board on May 12, 2005.  Mr. O’Neill’s synergies and integration plan was approved by the Board, and Mr. O’Neill resigned from the Board on May 12, 2005.  Mr. O’Neill’s resignation creates a vacancy on the Board.  Pursuant to the Company’s certificate of incorporation, the Company’s Nominating Committee has the power to fill such vacancy. Mr. O’Neill remains an employee of the Company until May 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLSON COORS BREWING COMPANY

/s/ Samuel D. Walker
Date: May 17, 2005	Name:	Samuel D. Walker
	Title:	Chief Legal Officer and Vice President